SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF
THE SECURITIES EXCHANGE ACT OF 1934
CA, INC.
(Exact name of registrant as specified in its charter)

Delaware	13-2857434

(State of incorporation or organization)	(IRS Employer Identification No.)

One CA Plaza, Islandia, New York	11749

(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐
Securities Act registration statement file number to which this form relates:

     (if applicable)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Stock Purchase Rights	New York Stock Exchange
Securities to be registered pursuant to Section 12(g) of the Act:
None

(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.
          On October 16, 2006, the Board of Directors of CA, Inc. (the “Company”) adopted the Stockholder Protection Rights Agreement (the “New Rights Agreement”) between the Company and Mellon Investor Services LLC, as Rights Agent (the “Rights Agent”) and declared a dividend of one right (a “Right”) for each outstanding share of Common Stock, par value $0.10 per share (“Common Stock”) of the Company held of record at the close of business on October 26, 2006 (the “Record Time”), payable in respect of each such share upon the later of (i) certification by the New York Stock Exchange to the Securities and Exchange Commission that the Rights have been approved for listing and registration and (ii) immediately following the expiration of the Existing Rights Agreement (as defined in the New Rights Agreement) (the “Payment Time”), or issued thereafter and prior to the Separation Time (as defined in the New Rights Agreement) and thereafter pursuant to options and convertible securities outstanding at the Separation Time.
          The New Rights Agreement (which includes as Exhibit A the forms of Rights Certificate and Election to Exercise and as Exhibit B the form of Certificate of Designations and Terms of the Participating Preferred Stock) is attached hereto as an exhibit and is hereby incorporated herein by reference. The description of the New Rights Agreement and the Rights is incorporated by reference herein to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 16, 2006, and is qualified in its entirety by reference to the New Rights Agreement and all exhibits thereto.
Item 2. Exhibits.

Exhibit No.	Description

(1)	Stockholder Protection Rights Agreement, dated as of October 16, 2006, between CA, Inc. and Mellon Investor Services LLC, as Rights Agent (including Forms of Rights Certificate and of Election to Exercise as Exhibit A thereto and Form of Certificate of Designation and Terms of Participating Preferred Stock as Exhibit B thereto) (incorporated by reference to Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 16, 2006).

SIGNATURE
          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

CA, INC.

By	/s/ Kenneth V. Handal

Name: Kenneth V. Handal
Title: Executive Vice President, Governance Co-General Counsel and Corporate Secretary
           Date:  November 15, 2006

EXHIBIT INDEX

Exhibit No.	Description

(1)	Stockholder Protection Rights Agreement, dated as of October 16, 2006, between CA, Inc. and Mellon Investor Services LLC, as Rights Agent (including Forms of Rights Certificate and of Election to Exercise as Exhibit A thereto and Form of Certificate of Designation and Terms of Participating Preferred Stock as Exhibit B thereto) (incorporated by reference to Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 16, 2006).